AMENDMENT NO. 5 TO CREDIT AGREEMENT
THIS AMENDMENT NO. 5 TO CREDIT AGREEMENT (this “Amendment”), entered into as of May 31, 2016, is by and between Koss Corporation, a Delaware corporation (“Borrower”), and JPMorgan Chase Bank, N.A. (“Lender”) under the Credit Agreement defined below.
W I T N E S S E T H:
WHEREAS, Borrower and Lender entered into that certain Credit Agreement dated as of May 12, 2010 (as amended to date, the “Credit Agreement”), pursuant to which Lender agreed to extend credit to Borrower upon the terms and subject to the conditions set forth therein; and
WHEREAS, Borrower has requested that Lender enter into this Amendment for the purpose of making certain modifications and amendments to the Credit Agreement as described herein, and Lender is willing to agree to such modifications, all on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties hereto hereby agree as follows:
1.Definitions. All capitalized terms used and not otherwise defined herein shall have the meanings given to such terms by the Credit Agreement as amended hereby.
2.    Amendments. Upon satisfaction of the conditions set forth in Section 3 below, the Credit Agreement shall be amended as follows:

a.	All references to the Credit Agreement in the Credit Agreement or any of the Loan Documents shall refer to the Credit Agreement as amended hereby.

b.	Section 1.01 (Defined Terms) shall be amended as follows:
i.    A new definition shall be added to Section 1.01 in appropriate alphabetical order as follows:
“Debt Service Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, for the four consecutive fiscal quarters then ending, the relationship, without duplication, expressed as a numerical ratio between:
(a) EBITDA of Borrower for the four quarters ended on such date (i) plus or minus the sum of (x) non-cash compensation in the form of the issuance of securities or other non-cash payments, awards or grants pursuant to employment agreements, stock options and stock ownership plans, and (y) extraordinary income or expenses approved by Lender in its reasonable discretion, (ii) minus the sum of (x) income tax expense for such period, (y) any distributions or other payments paid to shareholders or affiliates during the four fiscal quarters ended on such date, and (z) 50% of the amounts attributable to depreciation expense for such period; and
(b) the sum of (i) Interest Expense payable during such period, (ii) Capital Lease Obligations payable during the four fiscal quarters ended on such date and (iii) scheduled principal payments on Indebtedness of the Borrower payable during the four fiscal quarters ended on such date,
All as determined in accordance with GAAP as applied on a consolidated basis
ii.    The definition of “EBITDA” set forth therein shall be amended to read as follows:
“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, and (iii) all amounts attributable to depreciation and amortization expense for such period, all calculated for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
iii.    The definition of “Fraud” shall be deleted in its entirety.
iv.    The definition of “Maturity Date” set forth therein shall be amended to read as follows:
“Maturity Date” means July 31, 2018, or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

c.	Section 3.11 (Disclosure) shall be amended to read as follows:
Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower or any Subsidiary to Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

d.	Section 5.01 (Financial Covenants; Borrowing Base and Other Information) shall be amended such that clause (e) thereof shall read as follows:
(e)    as soon as available but in any event within 30 days of the end of each calendar month, and at such other times as may be requested by Lender, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as Lender may reasonably request; provided, however, that Borrowing Base Certificates shall not be required for any calendar month during which the Revolving Exposure does not exceed $2,500,000;

e.	Section 6.12(a) (Financial Covenants – Minimum EBITDA) shall be amended in its entirety to read as follows:
(a)    Debt Service Coverage Ratio.     Borrower will not permit the Debt Service Coverage Ratio, measured on the last day of each fiscal quarter of Borrower for the four fiscal quarters then ended, beginning with the fiscal quarter ending June 30, 2016, to be less than 1.25 to 1.
3.    Conditions: Notwithstanding the foregoing, this Amendment shall not become effective unless and until Lender receives:
a.    a fully-executed copy of this Amendment; and
b.    such other certificates or documents as Lender or its counsel may reasonably request.
4.    Representations and Warranties. Borrower repeats and reaffirms the representations and warranties set forth in Article III of the Credit Agreement as though made on and as of the date hereof, except for representations or warranties that are made as of a particular date. Borrower also represents and warrants that the execution, delivery and performance of this Amendment, and the documents required herein, are within the corporate powers of Borrower, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of Borrower; (ii) violate any provision of the articles of incorporation or by-laws of Borrower or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or any subsidiary of Borrower; (iii) require the consent or approval of, or filing a registration with, any governmental body, agency or authority, other than routine filings with the U.S. Securities and Exchange Commission other than that which has been obtained or filed; or (iv) result in any breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of Borrower or any subsidiary of Borrower pursuant to, any indenture or other agreement or instrument under which Borrower or any subsidiary of Borrower is a party or by which it or its properties may be bound or affected, other than as permitted by the Loan Documents.

This Amendment constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.
5.    Obligations Enforceable, Etc. Borrower acknowledges and agrees that its obligations under the Credit Agreement are not subject to any offset, defense or counterclaim assertable by Borrower and that the Credit Agreement and the Loan Documents are valid, binding and fully enforceable according to their respective terms. Except as expressly provided above, the Credit Agreement and the Loan Documents shall remain in full force and effect, and this Amendment shall not release, discharge or satisfy any present or future debts, obligations or liabilities to Lender of Borrower or of any debtor, guarantor or other person or entity liable for payment or performance of any of such debts, obligations or liabilities of Borrower, or any security interest, lien or other collateral or security for any of such debts, obligations or liabilities of Borrower or such debtors, guarantors, or other persons or entities, or waive any default, and Lender expressly reserves all of its rights and remedies with respect to Borrower and all such debtors, guarantors or other persons or entities, and all such security interests, liens and other collateral and security. This is an amendment and not a novation. Without limiting the generality of the foregoing, all present and future debts, obligations and liabilities of Borrower under the Credit Agreement, as amended, are and shall continue to be secured by the Security Agreement and any other Collateral Documents.
6.    Fees and Expenses. As contemplated by Section 8.03(a) of the Credit Agreement, Borrower shall be responsible for the payment of all reasonable fees and out-of-pocket disbursements incurred by Lender in connection with the preparation, execution and delivery of this Amendment. Borrower further acknowledges and agrees that, pursuant to and on the terms set forth in such Section 8.03(a), Borrower is and shall be responsible for the payment of other fees, expenses, costs and charges arising under or relating to the Credit Agreement, as amended hereby, and the Loan Documents, as set forth in such Section 8.03(a).
7.    Entire Agreement. This Amendment and the other documents referred to herein contain the entire agreement between Lender and Borrower with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon Lender unless clearly expressed in this Agreement or in the other documents referred to herein.
8.    Miscellaneous. The provisions of this Amendment shall inure to the benefit of any holder of any Obligations, and shall inure to the benefit of and be binding upon any successor to any of the parties hereto. All agreements, representations and warranties made herein shall survive the execution of this Amendment and the making of the loans under the Credit Agreement, as so amended. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Wisconsin. This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment is solely for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall have any rights under, or because of the existence of, this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

KOSS CORPORATION

By: /s/ David Smith
Name: David Smith
Title: Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A.

By: /s/ Glenn M. Margraff
Name: Glenn M. Margraff
Title: Authorized Signatory